SHARE EXCHANGE AGREEMENT

THIS AGREEMENT is dated  the 28th day of August, 2012

BETWEEN:

Fresh Traffic Group Inc., a company incorporated pursuant to the laws of the State of Nevada and having a business address at 4960 S. Gilbert Road, Suite 1-111, Chandler, AZ 85249

(hereinafter called the “Vendor”)

AND

Jeremy Booth, an individual residing at 5566 Henderson Hwy, Box 27, GRP 351, R.R. #3, Winnipeg, MB R3C 2E7
,

AND

Kim Lewis, an individual residing at 5566 Henderson Hwy, Box 27, GRP 351, R.R. #3, Winnipeg, MB R3C 2E7

AND

Dmytro Hrytsenko, an individual residing at pr.Matrosova, 14,Cherkassy, Ukraine, 18005

(Booth, Lewis and Hrytsenko collectively hereinafter called the “Purchasers”)

AND

Fresh Traffic Group Corp., a company incorporated pursuant to the laws of the Province of Manitoba and having a business address at  201 Portage Avenue, Canwest Place, Suite 1680, Winnipeg Manitoba, Canada R3B 3K6

(hereinafter called “Fresh”)

A.	Vendor is a reporting issuer pursuant to the rules and regulations of the Securities and Exchange Commission and is quoted on the OTCQB under the trading symbol FTGC;

B.	Vendor is the registered and beneficial owner of all of the issued and outstanding shares of Fresh, being 100 common shares, each with a par value of $1.00 (the “Fresh Shares”);

C.	Vendor wishes to transfer to Purchasers all of the issued and outstanding shares of Fresh ( the “Fresh Shares”) in exchange for 10,400,000 common shares of Vendor (the “Fresh Group Shares”).

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the mutual premises and the mutual covenants and agreements contained herein, the parties covenant and agree each with the other as follows:

ARTICLE I
DEFINITIONS

Section 1.01.  The following terms shall have the following respective meanings:

(a)
“Agreement” means this share exchange agreement to transfer the  Fresh shares  held by the Vendor to the Purchasers in exchange for the Fresh Group Shares and a promissory note to be delivered to Fresh in the amount of $14,691.74;

(b)	“Closing Date” shall mean on or before August 30, 2012;
(c)	“Promissory Note” shall mean a promissory note due and payable on October 31, 2012 and bearing interest at the rate of 5% per annum from the Closing Date; and
(d)	“Share Exchange” shall mean the transfer by the Vendor of the Fresh Shares to the Purchasers in exchange for the Fresh Group Shares to be delivered to the Vendor by the Purchaser.

ARTICLE II
THE SHARE EXCHANGE

Section 2.01.                                Exchange.  Based upon the terms and subject to the conditions of this Agreement, on the Closing Date, the Purchasers agrees to deliver the Fresh Group Shares to Vendors, duly executed for transfer to the Vendors in exchange for the Vendors delivery of the Fresh Shares to the Purchasers, duly executed for transfer to the Purchasers or their assigns.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE VENDOR

Section 3.01.                               Organization, Standing and Authority.  Fresh is a corporation duly organized, validly existing and in good standing under the laws of the Province of Manitoba with all requisite power and authority to enter into, and perform the obligations under the Agreement.  Fresh has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted.

Section 3.02.                                Capitalization.   The Fresh Shares are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

Section 3.03.                               Execution and Delivery.  This Agreement has been duly executed and delivered by the Vendor and thereby constitutes a valid and binding agreement, enforceable against the Vendor in accordance with its terms.

Section 3.04.                               Consents and Approvals.  The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein does not require the Vendor or Fresh to obtain any consent, approval or action of, or make any filing with or give any notice to, any person or entity.

Section 3.05.                                No Conflict.  The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a)	violate any provisions of the Articles or Certificate of Incorporation, By-laws or other charter or organizational document of Fresh;
(b)
violate, conflict with or result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both, constitute) a default under, any contract or agreement to which the Vendor or Fresh is a party to by or to which any of them or any of their respective assets or properties may be bound or subject;

(c)
violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon the Vendor or Fresh or upon the Fresh Shares or the properties or business of Fresh;

(d)	violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to the Vendor or Fresh; or
(e)	result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit or license.

Section 3.06.                                Title to Stock.

(a)	The Vendor has valid title to the Fresh Shares free and clear of all liens or encumbrances, including, without limitation, any community property claim; and
(b)
Upon delivery of the Fresh Shares on the Closing Date, as herein provided, Purchasers shall acquire good and marketable title thereto, free and clear of any lien, including, without limitation, any community property claim.

Section 3.07.                                Options or Other Rights.

(a)
There is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option, contract or other agreement of any kind to purchase or otherwise to receive from the Vendor or from Fresh any of the outstanding, unauthorized or treasury shares of Fresh; and

(b)
there is no outstanding security of any kind convertible into any shares of Fresh, and, except as aforesaid, there is no outstanding contract or other agreement to purchase, redeem or otherwise acquire any of the Fresh Shares.

Section 3.08.                                Material Information.

(a)
This Agreement, and all other information provided in writing by the Vendor or representatives thereof, to Purchasers, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading.

(b)
There are no facts or conditions, which have not been disclosed to Purchasers in writing, which, individually or in the aggregate, could have a material adverse effect on the ability of the Vendor to perform any of its obligations pursuant to this Agreement.

Section 3.09.                               Compliance with Laws.  Vendor and Fresh  are not in violation of any applicable order, judgment, injunction, award or decree nor is it in violation of any Federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, other than those violations which, in the aggregate, would not have a material adverse effect on Fresh, neither Fresh nor the Vendor have received written notice that any violation is being alleged.

Section 3.10.                                Actions and Proceedings.

(a)
there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving Fresh, or against or involving any of the Fresh Shares; and

(b)
to the best of the Vendor’s knowledge, there are no actions, suits or claims or legal, regulatory, administrative or arbitration proceedings pending or threatened against or involving Fresh or any of the Fresh Shares.

Section 3.11.                                Brokerage.  No broker or finder has acted, directly or indirectly, for the Vendor nor has the Vendor incurred any finder’s fee or other commission, in connection with the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Purchasers represent and warrant to Vendors as follows:

Section 4.01.                                Execution and Delivery.  This Agreement has been duly authorized, executed and delivered by Purchasers and constitutes the valid and binding agreement of Purchasers enforceable against Purchasers in accordance with its terms.

Section 4.02.                                Consents and Approvals.  The execution, delivery and performance by Purchasers of this Agreement and the completion by Purchasers of the transactions contemplated hereby do not require Purchasers to obtain any consent, approval or action of, or make any filing with or give any notice to, any person, other than notices which may be required to requisite regulatory authorities.

Section 4.03.                                No Conflict.  The execution, delivery and performance of this Agreement and the completion of the transactions contemplated herein will not:

(a)
violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which Purchasers are a party or by or to which their assets or properties may be bound or subject;

(b)
violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon Purchasers or upon the securities, assets or business of Purchasers;

(c)	violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to Purchasers or to the securities, properties or business of Purchasers.

Section 4.04.                                Brokerage.  No broker or finder, has acted, directly or indirectly, for Purchasers, nor have Purchasers incurred any obligation to pay any brokerage, finder’s fee or other commission in connection with the transactions contemplated by this Agreement.

Section 4.05.                                Title to Stock.

(c)	Purchasers have valid title to the Fresh Group Shares free and clear of all liens or encumbrances, including, without limitation, any community property claim; and
(d)
Upon delivery of the Fresh Group Shares on the Closing Date, as herein provided, Vendor shall acquire good and marketable title thereto, free and clear of any lien, including, without limitation, any community property claim.

ARTICLE V
CONDITIONS PRECEDENT TO THE OBLIGATION OF PURCHASERS TO CLOSE

The obligation of Purchasers to enter into and complete the transactions contemplated by the Agreement is subject, at Purchaser’ option, acting in accordance with the provisions of this Agreement with respect to the termination hereof, to the fulfillment on or before the Closing Date, of the following conditions, any one or more of which may be waived by it, to the extent permitted by law.

Section 5.01.                                Representations and Covenants.

(a)
the representations and warranties of the Vendor contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

(b)
the Vendor shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by them on or before the Closing Date.  The Vendor shall have delivered to Purchaser a certificate, dated the Closing Date, and signed by the Vendor to the foregoing effect.

ARTICLE VI
CONDITIONS PRECEDENT TO THE OBLIGATION OF
THE VENDOR TO CLOSE

The obligation of Vendor to enter into and complete the transactions contemplated by the Agreement is subject, at Vendor’s option, acting in accordance with the provisions of this Agreement with respect to the termination hereof, to the fulfillment on or before the Closing Date, of the following conditions, any one or more of which may be waived by it, to the extent permitted by law.

Section 6.01.                                Representations and Covenants.

(a)
The representations and warranties of Purchasers contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any of such representations and warranties that are given as of a particular date and relate solely to a particular date or period shall be true as of such date or period; and

(b)
Purchasers shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date.  Purchasers shall have delivered to the Vendors a certificate dated the Closing Date, and signed by an authorized signatory of Purchaser to the foregoing effect.

Section 6.02.                               Third Party Consent.  All consents, permits and approvals from Ocean Exploration Ltd. in regard to the return of 2,400,000 pre-split Fresh Group Shares that may be required in connections with the performance by the Purchasers of their obligations under this Agreement shall have been obtained.

ARTICLE VII
CLOSING ARRANGEMENTS

Section 7.01.                               Closing Location.  The closing of the actions contemplated by this Agreement and the other transactions contemplated by this Agreement (“The Closing”) will take place at 13:00 (PST) on the Closing Date at the offices of the Vendor, or such other date or location as the parties may agree to in writing.

Section 7.02.                                The Vendor’s Closing Documents.  At the Closing, the Vendor will tender to Purchaser:

(a)	Certified copies of resolutions of the directors of Vendor in a form satisfactory to Purchasers, acting reasonably, authorizing:
(i)	the execution and delivery of this Agreement;
(ii)
the transfer of the Fresh Shares to, and registration of the Fresh Shares in the name of, Purchasers or their assignees, and issue of new share certificates representing the Fresh Shares in the name of Purchasers or their Assignees.

(b)	Share certificates registered in the name of Purchasers or their assignees, representing the Fresh Shares;
(c)	A certified copy of the register of members of Fresh showing Purchasers or their assignees as the registered owner of the Fresh Shares;
(d)	A promissory note to Fresh in the amount of $14,691.74 payable on or before October 31, 2012 duly executed by Vendor;
(e)	A certificate executed by the Vendor certifying that Purchasers conditions have been satisfied;
(f)	All corporate records and books of account of Fresh including minute books, share registers and annual reports;

Section 7.03.                                Purchaser’s Closing Documents.  At the Closing, Purchasers will tender to the Vendor:

(a)	The Fresh Group shares, including the 2,400,000 Fresh Group share certificate held by Ocean Exploration Ltd., duly executed for transfer to Vendor;
(b)	a certificate executed by Purchasers certifying that the Vendor’s conditions have been satisfied.

ARTICLE VIII
MISCELLANEOUS

Section 8.1.                                  Public Notices.  The parties agree that all notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated and no party shall act unilaterally in this regard without the prior approval of the others, such approval not to be unreasonably withheld.

Section 8.2.                                  Time.  Time shall be of the essence hereof.

Section 8.3.                                  Notices.  Any notice or other writing required or permitted to be given hereunder or for the purposes hereof shall be sufficiently given if faxed to the party to whom it is given to such party at:

if to Vendor at wsl@lawlerfirm.com

if to Purchasers, at: Purchasers’ Representative:  jerry@freshtraffic.ca

Or at such other address as the party to whom such writing is to be given shall have last notified to the party giving the same in the manner provided in this clause. Any notice shall be sent by e-mail to the addresses above – return receipt requested.

Section 8.4.                                  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Nevada and the parties submit and attorn to the jurisdiction of the courts of the State of Nevada.

Section 8.5.                                  Severability.  If a court of other tribunal of competent jurisdiction determines that any one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

Section 8.6.                                  Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, by and between any of the parties with respect to the subject matter hereof.

Section 8.7.                                 Further Assurances.  The parties shall with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to give effect to the purpose of this Agreement and carry out its provisions whether before or after the Closing Date.

Section 8.8.                                  Enurement.  This Agreement and each of the terms and provisions hereof shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns.

Section 9.9.                                  Counterparts.  This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such counterpart agreement or facsimile so executed shall be deemed to be an original and such counterparts and facsimile copies together shall constitute one and the same instrument.

Section 9.10.                                Currency.  All amounts expressed in this document are in US Dollars, unless otherwise specified.

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IN WITNESS WHEREOF the parties hereto have set their hand and seal as of the day and year first above written.

FRESH TRAFFIC GROUP INC.

By:           /s/ W. Scott Lawler
Name:  W. Scott Lawler
Title: Secretary

FRESH TRAFFIC GROUP CORP.

By:           /s/ Jeremy Booth
Name:  Jeremy Booth
Title: President

Witness Name:	/s/ Jeremy Booth
Jeremy Booth

Witness Name:	/s/ Kim Lewis
Kim Lewis

Witness Name:	/s/ Dmytro Hrytsenko
Dmytro Hrytsenko